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                                                                     EXHIBIT 5.0


                                                               12 November, 1998

Helen of Troy Limited
6827 Market Avenue
El Paso, Texas 79915
United States of America

Dear Sirs,

                    RE: HELEN OF TROY LIMITED (THE "COMPANY")
                          REGISTRATION OF COMMON STOCK

         We have acted as special legal counsel in Bermuda to the Company in connection with the registration by the Company of an aggregate of 500,000 of its common shares of US$0.10 par value (the "Shares") to be issued pursuant to the Helen of Troy Limited 1998 Employee Stock Purchase Plan (the "Plan").

         For the purposes of giving this opinion, we have examined a facsimile copy dated 28 September, 1998 of a draft Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on 16 November, 1998 under the Securities Act of 1933, as amended (the "Act").

         We have also reviewed the memorandum of association and the bye-laws of the Company, a certified copy of resolutions passed at a meeting of its directors and at a meeting of its shareholders held on 25 August, 1998, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified), (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) full payment for the Shares upon the exercise of the stock options pursuant to the Plan, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the options expressed herein.

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         On the basis of and subject to the foregoing, we are of the opinion that the Shares to be registered by the Company as described in the Registration Statement when issued by the Company, will be validly issued, fully paid and nonassessable (meaning that no further sums will be payable with respect to the holdings of the Shares).

         We hereby consent to the filing of this opinion as exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Yours faithfully,

                                       CONYERS, DILL & PEARMAN

                                       By:     /s/ Conyers, Dill & Pearman
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